Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS

OLYMPIA, WASHINGTON

	)	ORDER TO CEASE AND DESIST Docket FDIC-09-144b
)
In the Matter of	)
)
AMERICANWEST BANK	)
SPOKANE, WASHINGTON	)
)
(INSURED STATE NONMEMBER BANK))
)
)

AmericanWest Bank, Spokane, Washington (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and Revised Code of Washington § 30.04.450, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), and with the Director (“Director”) of the Washington Department of Financial Institutions (“WDFI”), dated May 8, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the WDFI.

The FDIC and the WDFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices. The FDIC and the WDFI, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the Joint FDIC and WDFI Report of Examination (“Joint ROE”) dated December 1, 2008:

(a) operating with inadequate capital in relation to the kind and quality of assets held by the Bank;

(b) operating with a large volume of poor quality loans;

(c) engaging in unsatisfactory lending and collection practices;

(d) operating in such a manner as to produce operating losses;

(e) operating in such a manner as to produce low earnings;

(f) operating with inadequate provisions for liquidity;

(g) operating with management whose policies and practices are detrimental to the Bank or jeopardize the safety of its deposits;

(h) operating in violation of Part 323 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 323;

(i) operating in contravention of the Interagency Guidelines for Real Estate Lending Policies, Appendix A of Part 365 of the FDIC’s Rules and Regulations , 12 C.F.R. Part 365; and

(j) operating in violation of Part 337.6 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 337.6.

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

1. The Bank shall have and retain qualified management.

(a) Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include a chief executive officer with proven ability in managing a bank of comparable size, and experience in upgrading a low quality loan portfolio, improving earnings, and other matters needing particular attention; and a chief financial officer with proven ability in all aspects of financial management. Management shall also include a senior lending officer with significant appropriate lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.

(b) The qualifications of management shall be assessed on its ability to:

(i) comply with the requirements of this ORDER;

(ii) operate the Bank in a safe and sound manner;

(iii) comply with applicable laws and regulations; and

(iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

(c) During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Director in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.

(d) Within 60 days after the effective date of this ORDER, the Bank’s Board shall obtain an independent study of the Bank’s lending and credit functions to determine whether additional personnel are needed for the safe and profitable operation of these functions. Such a study shall include, at a minimum, a review of the duties, responsibilities, qualifications, and remuneration of the Bank’s lending officers. The Bank shall formulate a plan to implement the recommendations of the study. The plan shall be acceptable to the Regional Director and the Director as determined at subsequent examinations.

2. The Bank’s Board shall continue its participation in the affairs of the Bank, and increase such participation as appropriate, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions. The Bank’s Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

3. (a) Within 120 days from the effective date of this ORDER, the Bank shall increase and thereafter maintain Tier 1 capital in such an amount as to equal or exceed ten percent of the Bank’s total assets (“Leverage Capital Ratio”).

(b) Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a plan to meet and thereafter maintain the minimum risk-based capital requirements as described in the FDIC’s Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, Appendix A. The Plan shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations.

(c) The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

(d) Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may be accomplished by the following:

(i) the sale of common stock; or

(ii) the sale of noncumulative perpetual preferred stock; or

(iii) the direct contribution of cash by the Bank’s Board and/or parent holding company; or

(iv) any other means acceptable to the Regional Director and the Director; or

(v) any combination of the above means.

Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may not be accomplished through a deduction from the Bank’s allowance for loan and lease losses.

(e) If all or part of the increase in Tier 1 capital required by Paragraph 3 of this ORDER is accomplished by the sale of new securities issued by the Bank, the Bank’s Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 15 days prior to the dissemination of such materials, the plan and any materials used in the sale of the Bank’s securities shall be submitted to the FDIC, Registration and Disclosure Unit, Washington, D.C. 20429, for review. Any changes requested to be made in the plan or materials by the FDIC shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock of the Bank, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Regional Director and the Director for prior approval.

(f) In complying with the provisions of Paragraph 3 of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

(g) For the purposes of this ORDER, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).

4. The Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Director.

5. (a) The Bank’s Board shall maintain (including the adoption of any appropriate revisions) and implement a comprehensive policy for determining the adequacy of the allowance for loan and lease losses. For the purpose of this determination, the adequacy of the reserve shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the allowance at least once each calendar quarter. Said review should be completed in order that the findings of the Bank’s Board with respect to the loan and lease loss allowance may be properly reported in the quarterly Reports of Condition and Income. The review should focus on the results of the Bank’s internal loan review, loan loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the allowance shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Bank’s Board meeting at which such review is undertaken shall indicate the results of the review. Upon completion of the review, the Bank shall increase and maintain its allowance for loan and lease losses consistent with the allowance for loan and lease loss policy established. Such policy and its implementation shall be satisfactory to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

6. (a) Within 30 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets classified “Loss” and one-half of the assets classified “Doubtful” in the Joint ROE dated December 1, 2008 that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans to the same borrower made by the Bank is not considered collection for the purpose of this paragraph.

(b) Within 120 days from the effective date of this ORDER, the Bank shall have reduced the assets classified “Doubtful” and “Substandard” in the Joint ROE dated December 1, 2008, that have not previously been charged off to not more than seventy five percent of capital.

(c) The requirements of Subparagraphs 6(a) and 6(b) of this ORDER are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans to the same borrower made by the Bank is not considered collection for the purpose of this paragraph. As used in Subparagraphs 6(b), the word “reduce” means:

(i) to collect;

(ii) to charge-off; or

(iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the FDIC.

(d) Within 60 days from the effective date of this ORDER, the Bank shall develop written asset disposition plans for each classified asset greater than $1,000,000.00. The plans shall be reviewed and approved by the Bank’s Board and acceptable to the Regional Director and the Director as determined at subsequent examinations.

(e) Within 60 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan for the reduction and collection of delinquent loans. The plan shall be acceptable to the Regional Director and the Director as determined at subsequent examinations.

7. (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” and is uncollected. Subparagraph 7(a) of this ORDER shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 (“FASB 15”).

(b) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Doubtful” without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.

(c) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank in excess of $500,000 that has been classified, in whole or part, “Substandard” without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.

(d) The loan committee or Bank’s Board shall not approve any extension of credit, or additional credit to a borrower in Paragraphs (b) and (c) above without first collecting in cash all past due interest.

8. Within 60 days from the effective date of this ORDER, the Bank shall improve its administration functions. Actions to be taken shall include, but not limited to the following:

(a) Develop and implement policies and procedures for interim loan monitoring to track and document construction project status, guarantor liquidity, and the capacity of guarantors or principals to carry given interest reserve depletion. Monitoring shall include current operating statements and rent rolls for income properties and evidence of loan covenant compliance assessments. Current information should be incorporated in the portfolio stress testing.

(b) Revise and implement loan policy and procedures to:

(i) establish loan monitoring standards by major loan type and specify frequency, format, and data to be captured, measured, and reported;

(ii) incorporate standards for recognition of income from interest reserves for projects not achieving economic expectations, and minimum standards for reprogramming interest reserves;

(iii) specify borrower liquidity verification standards and frequency;

(iv) delineate minimum loan covenant items by loan type;

(v) delineate special assets department responsibilities and transfer criteria and practices;

(vi) determine the carrying capacity in number of months for builders/land developers and completed unsold status (aging);

(vii) establish an income property monitoring and reporting mechanism to display portfolio quality and trends;

(viii) establish a loan covenant tracking mechanism to verify compliance checks are performed and identify and report exceptions; and

(ix) improve portfolio management reports by capturing key measurable criteria by major types to reflect portfolio risk.

9. (a) Within 30 days from the effective date of this ORDER, the Bank shall develop a written plan, approved by its Board and in form and manner acceptable to the Regional Director and the Director, for systematically reducing the amount of loans or other extensions of credit advanced, directly or indirectly, to or for the benefit of, any borrowers in the “Land

Development and Construction Loan” Concentrations (“LDC Loans”), in compliance with the Bank’s concentration policies and as more fully set forth in the Joint ROE dated December 1, 2008. Such plan shall address compliance with Appendix A of Part 365 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 365, Appendix A, and the provisions of the financial institution letter entitled “Commercial Real Estate Lending; Joint Guidance” FIL-104-2006. The Bank shall submit such plan to the Regional Director and the Director promptly upon its adoption. Implementation of the plan shall be acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

(b) The Bank shall not make any new LDC Loans unless: (i) the loan is in compliance with the written plan required by Section 9(a) above, (ii) the loan receives the prior approval of the Bank’s Board, accompanied by a detailed written statement adopted by the Board giving the reasons why such loan or extension of credit is in the best interests of the Bank, with such approval and statement incorporated in the recorded minutes; and (iii) the loan is otherwise in conformance with all laws and regulations.

10. Within 90 days of the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Director a written three-year strategic plan. Such plan shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of December 31, 2009, December 31, 2010, and December 31, 2011. For each time frame, the plan will also specify the anticipated average maturity and average yield on loans and securities; the average maturity and average cost of deposits; the level of earning assets as a percentage of total assets; and the ratio of net interest income to average earning assets. The plan shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

11. Within 90 days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan. This plan shall be forwarded to the Regional Director and the Director for review and comment and shall address, at a minimum, the following:

(a) goals and strategies for improving and sustaining the earnings of the Bank, including:

(i) an identification of the major areas in, and means by which, the Bank’s Board will seek to improve the Bank’s operating performance;

(ii) realistic and comprehensive budgets for all categories of income and expense;

(iii) a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and

(iv) a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components;

(b) coordination of the Bank’s loan, investment, and operating policies, and budget and profit planning, with the funds management policy.

12. Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law, as more fully set forth in the Joint ROE dated December 1, 2008. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

13. Within 30 days from the effective date of this ORDER, the Bank’s Board shall adopt policies and the Bank will develop and implement plans for maintaining an adequate level of liquid assets and borrowing capacity. Policies and plans shall provide for ongoing monitoring of liquidity and be in form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

14. (a) Within 60 days of the effective date of this ORDER, the Bank shall submit to the Regional Director and the Director for their review and approval a written plan for eliminating its reliance on brokered deposits. The plan should contain details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid or rolled over. The Bank shall provide quarterly written progress reports to the Regional Director and the Director detailing the level, source, and use of brokered deposits with specific reference to progress under the Bank’s plan. For purposes of this ORDER, brokered deposits are as defined in section 337.6(a)(2) of the FDIC’s Rules and Regulations to include any deposits funded by third-party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.

(b) Within 30 days of the effective date of this ORDER, the Bank shall certify in writing to the Regional Director and the Director that the pricing of all the Bank’s deposit products is in compliance with the interest rate limitations in section 337.6 of the FDIC’s Rules and Regulations. The certification must include data and analysis to support Bank’s conclusion. Thereafter, the Bank shall make the certification, data and analysis available for the review of the Regional Director and the Director as requested at subsequent examinations and/or visitations.

15. Within 30 days of the end of the first quarter, following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Director detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Report of Condition and the Bank’s Report of Income. Such reports may be discontinued when the Regional Director and the Director have released the Bank in writing from making further reports.

16. Following the effective date of this ORDER, the Bank shall send to its shareholder(s) or otherwise furnish a description of this ORDER in conjunction with the notice or proxy statement preceding the next shareholder meeting of the Bank’s parent company, and also in conjunction with its next shareholder communication, if any such communication is made prior to the dissemination of such notice or proxy statement. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

This ORDER will become effective upon its issuance by the FDIC and the WDFI. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the WDFI.

Pursuant to delegated authority.

Dated at San Francisco, California, this 11th day of May, 2009.

/s/ J. George Doerr	/s/ Brad Williamson
J. George Doerr	Brad Williamson
Deputy Regional Director	Director
Division of Supervision and Consumer Protection San Francisco Region	Washington Department of Financial Institutions
Federal Deposit Insurance Corporation